UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2010

Dolan Media Company
 (Exact name of registrant as specified in its charter)

Delaware	001-33603	43-2004527
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 South Ninth Street, Suite 2300 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 317-9420

None
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Feiwell & Hannoy Professional Corporation holds a 1.7% interest in our majority owned subsidiary, American Processing Company, LLC d/b/a NDeX (“NDeX”), and, under the terms of the NDeX operating agreement, had the right, until February 7, 2010, to require NDeX redeem all or any portion of its interest in NDeX. Feiwell & Hannoy timely exercised this right and we are expected to close on the redemption of Feiwell & Hannoy’s 1.7% interest in NDeX on February 28, 2010.

We will pay $3.5 million for Feiwell & Hannoy’s interest in NDeX under the terms of a promissory note. This value was determined in accordance with the NDeX operating agreement and is based upon 6.25 times NDeX’s trailing twelve month earnings before interest, taxes, depreciation and amortization less the aggregate amount of any interest bearing indebtedness. This redemption price is payable to Feiwell & Hannoy over a period of three years, in quarterly installments, beginning on March 1, 2010. Interest accrues on the unpaid principal balance of the note at a rate of 5.25%, beginning on March 2, 2010.

After the redemption of Feiwell & Hannoy’s interest in NDeX, our ownership interest in NDeX will increase from 92.3% to 93.8%.

On February 18, 2010, we issued a press release announcing the pending redemption of Feiwell & Hannoy’s interest in NDeX. A copy of this press release is attached to this current report as Exhibit 99 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description of Exhibits

99	Press Release of the Company dated February 18, 2010

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLAN MEDIA COMPANY

By:	/s/ Vicki J. Duncomb

Name: Vicki J. Duncomb
Its: Vice President and Chief Financial Officer

Dated: February 18, 2010

Exhibit Index

Exhibit
Number	Description of Exhibits

99	Press Release of the Company dated February 18, 2010